Item 77.H - Change in Control of Registrant


Obtaining  Control of Credit Suisse Trust Commodity Return
Strategy Portfolio

As of December 31, 2014, NML Variable Annuity owned
34,872,442 shares of the Fund, which represented 66.40% of the Fund. Accordingly, Shareholder has presumed to be a controlling person of the Fund.